Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5516

FOR IMMEDIATE RELEASE		Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Basic Energy Services Announces Pricing of $225 Million of 7.125% Senior Notes
MIDLAND, Texas, April 7 /PRNewswire-FirstCall/ — Basic Energy Services, Inc. (NYSE: BAS) announced today that it has priced a private offering of $225 million of 7.125% Senior Notes due 2016. Basic expects to close the sale of the notes on April 12, 2006, subject to the satisfaction of customary closing conditions.
Basic intends to use the net proceeds of the offering to retire the outstanding balance of approximately $90 million of Term B Loans under its secured credit facility, to repay current borrowings under its revolving credit facility (approximately $96.0 million as of March 27, 2006 including amounts borrowed during 2006 in connection with acquisitions), and the remainder for general corporate purposes.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.
This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Basic’s filings with the Securities and Exchange Commission.
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